Exhibit 5.1

April 9, 2008

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Host Hotel & Resorts, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 5,575,540 shares (the “Shares”), together with the Purchase Share Rights (as defined below), of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) covered by above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be issued from time to time to the selling stockholders named in the Registration Statement upon the redemption of units of limited partnership interest (the “Units”) in Host Hotels & Resorts, L.P., a Delaware limited partnership (“Host L.P.”). As used herein, “Purchase Share Rights” means the rights to purchase one one-thousandth of a share of the Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company, issued as a dividend to the holders of Common Stock, the terms of which are set forth in a Rights Agreement, dated as of November 23, 1998 (the “Rights Agreement”), as amended, between the Company (formerly known as HMC Merger Corporation) and The Bank of New York, as Rights Agent.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of Prospectus included therein, substantially in the form in which they will be transmitted to the Commission under the 1933 Act;

2. The Third Amended and Restated Agreement of Limited Partnership of Host L.P., dated as of February 22, 2007 (the “Partnership Agreement”), entered into by the Company, in its capacity as General Partner, and in its capacity as a Limited Partner;

Host Hotels & Resorts, Inc.

April 9, 2008

3. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. Resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board (the “Pricing Committee “) (collectively, the “Resolutions”), relating to, among other matters, (i) the issuance of the Units, (ii) the issuance of the Shares upon redemption of the Units, (iii) the appointment of the Pricing Committee and the delegation to such committee of the power to determine the number of Shares to be issued upon the redemption of the Units and (iv) the execution, delivery and performance of the Rights Agreement and the authorization of the distribution of the Purchase Share Rights, certified as of the date hereof by an officer of the Company;

6. The Rights Agreement, as amended;

7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Host Hotels & Resorts, Inc.

April 9, 2008

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VIII of the Charter.

7. The Units have been duly authorized and validly issued by Host L.P. and will be exchanged for Shares in accordance with the terms and procedures described in the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued in exchange for the Units in accordance with the Charter, the Resolutions and the Partnership Agreement, the Shares will be validly issued, fully paid and nonassessable.

3. The Purchase Share Rights have been duly authorized and, when issued in accordance with the Charter, the Resolutions and the Rights Agreement, will be validly issued.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Host Hotels & Resorts, Inc.

April 9, 2008

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP